Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

NEWS RELEASE

Date:	August 2, 2012

Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES RECORD PRELIMINARY SALES FOR FOURTH QUARTER, FISCAL YEAR;

BACKLOG; CASH AND INVESTMENTS

Thor Industries, Inc. (NYSE:THO) announced today preliminary sales, backlog and cash, cash equivalents and investments for the fourth quarter and twelve months ended July 31, 2012.

Preliminary consolidated sales in the fourth quarter were $887,208,000, up 15% from $770,538,000 in the fourth quarter last year and a record for any fourth quarter in the Company’s history. RV sales were $769,563,000, up 18% from $653,971,000 in last year’s fourth quarter. Bus Group sales were $117,645,000, up 1% from $116,567,000 in the fourth quarter last year.

Preliminary consolidated sales in the fiscal year ended July 31, 2012 were a record $3,083,636,000, up 12% from $2,755,508,000 in fiscal 2011. RV sales were $2,639,413,000, up 13% from $2,340,442,000 in the prior year. Bus Group sales in the fiscal year were $444,223,000, up 7% from $415,066,000 in fiscal 2011.

Cash, cash equivalents and investments on July 31, 2012 were $220 million versus $217 million on July 31, 2011. Backlog on July 31, 2012 was $558 million, up 29% from $432 million last year. RV backlog was $336 million, up 47% from $228 million last fiscal year. Bus Group backlog was $222 million, up 9% from $204 million in fiscal 2011.

“Thor achieved record annual revenue for the fiscal year ended July 31, 2012. Likewise, our fourth quarter revenue was very strong, setting a new record for any fourth quarter in Thor’s history. While promotional activity abated somewhat in recent months, the environment remains competitive and industry incentives remain high. Our higher year-end backlogs provide optimism for next fiscal year, which is tempered by lower consumer confidence levels and the uncertain economic and political landscapes,” said Peter B. Orthwein, Thor Chairman & CEO. “RV dealer inventories remain well aligned with consumer demand and, like last year, some dealers are waiting for Thor’s September Open House event in Indiana before increasing their order activity,” he added.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.